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                            January 31, 2022

       Jonathan Wilk
       Chief Executive Officer
       CompoSecure, Inc.
       309 Pierce Street
       Somerset, NJ 08873

                                                        Re: CompoSecure, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 25,
2022
                                                            File No. 333-262341

       Dear Mr. Wilk:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eric
Envall at (202) 551-3234 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance